                                                                   Exhibit 12

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)


                                               Three Months ended March 31,
                                               ----------------------------
                                                    1998           1997
                                                   ------         ------
Earnings from continuing operations before
  income taxes, minority share owners'
  interests, extraordinary items and
  cumulative effect of accounting changes . .      $117.1         $ 84.4

Less:  Equity earnings  . . . . . . . . . . .        (4.7)          (8.8)

Add:  Total fixed charges deducted from
        earnings  . . . . . . . . . . . . . .        70.3           91.5
      Proportional share of pretax earnings
        (loss) of 50% owned associates  . . .         1.2           (0.4)
                                                   ------         ------
      Earnings available for payment of
        fixed charges . . . . . . . . . . . .      $183.9         $166.7
                                                   ======         ======
Fixed charges (including the Company's
  proportional share of 50% owned
  associates):

      Interest expense  . . . . . . . . . . .      $ 64.5         $ 84.6
      Portion of operating lease rental
        deemed to be interest . . . . . . . .         5.1            5.6
      Amortization of deferred financing
        costs and debt discount expense . . .          .7            1.3
                                                   ------         ------
      Total fixed charges deducted from
        earnings and total fixed charges  . .        70.3           91.5

Preferred stock dividends (increased to
  assumed pre-tax amount) . . . . . . . . . .          .5             .5
                                                   ------         ------
Combined fixed charges and preferred stock
  dividends . . . . . . . . . . . . . . . . .      $ 70.8         $ 92.0
                                                   ======         ======
Ratio of earnings to fixed charges  . . . . .         2.6            1.8

Ratio of earnings to combined fixed charges
  and preferred stock dividends                       2.6            1.8